
------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
|F O R M 4 |                                       Washington, D.C.  20549                            |        OMB APPROVAL       |
------------                                                                                           ---------------------------
                                      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number        3235-0287|
[ ] Check this box if                                                                                 |Expires: September 30, 1998|
    no longer subject     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     |Estimated average burden   |
    to Section 16.          Section 17(a) of the Public Utility Holding Company Act of 1935 or        | hours per response....0.5 |
                                   Section 30(f) of the Investment Company Act of 1940                 - -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol   |6. Relationship of Reporting Person to Issuer|
|                                       |                                           |   (Check all Applicable)                    |
|    Endres        Richard        O.    |          inTEST Corporation (INTT)        |                                             |
|                                       |                                           |   X  Director                10% Owner      |
|---------------------------------------|-------------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for    |      Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year       |  --- (Give title below)  --- (Specify below)|
|    c/o inTEST Corporation             |  (Voluntary)         |                    |                                             |
|    2 Pin Oak Lane                     |                      |    February, 1998  |                                             |
|---------------------------------------|                      |--------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,    |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of          |   (Check Applicable Line)                   |
|                                       |                      |   Original         |                                             |
|                                       |                      |   (Month/Year)     |   X   Form filed by One Reporting Person    |
|                                       |                      |                    |  ---                                        |
|                                       |                      |                    |       Form filed by More than One Reporting |
|    Cherry Hill     NJ         08003   |                      |                    |  ---    Person                              |
|---------------------------------------|----------------------|--------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                            |
|                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security  |2.Transaction |3.Transaction|4.Securities Acquired (A) |5.Amount of   |6.Ownership |7. Nature of Indirect  |
|  (Instr. 3)         |  Date (M/D/Y)|  Code       |  or Disposed of (D)      | Securities   |  Form:     |   Beneficial          |
|                     |              |  (Instr. 8) |  (Inst. 3, 4 and 5)      | Beneficially |  Direct (D)|   Ownership           |
|                     |              |-------------|--------------------------| Owned at End |  or In-    |   (Instr. 4)          |
|                     |              |             |            |(A)|         | of Month     |  direct(I) |                       |
|                     |              |  Code  |  V |   Amount   |(D)|  Price  |(Instr. 3 & 4)|  (Instr. 4)|                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|                     |              |        |    |            |   |         |              |            |                       |
|Common Stock         |   2/4/98     |   G    | V  |   1,250    | D |         |              |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |   2/4/98     |   G    | V  |   1,250    | D |         |              |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |   2/4/98     |   G    | V  |   1,200    | D |         |              |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |   2/4/98     |   G    | V  |   1,000    | D |         |              |            |                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |   2/4/98     |   G    | V  |   1,000    | D |         |  159,197     |     D      |                       |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|
|Common Stock         |              |        |    |            |   |         |      500     |     I      | By Corporation        |
|---------------------|--------------|--------|----|------------|---|---------|--------------|------------|-----------------------|


* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount |8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action |  action| Derivative| cisable and|  of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration |  Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)| (Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|-----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |     |           |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|     | Amount or |           | Month      | Direct  |  ship   |
|            |          |        |    |   |     |     |cisa-|ation |     | Number of |           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |Code| V | (A) | (D) | ble | Date |Title|   Shares  |           |            |(Instr.4)|         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|            |          |        |    |   |     |     |     |      |     |           |           |            |         |         |
|------------|----------|--------|----|---|-----|-----|-----|------|-----|-----------|-----------|------------|---------|---------|

Explanation of Responses:




    /s/Richard O. Endres                            4/7/98
------------------------------------------       --------------
**Signature of Reporting Person                       Date

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations.  See 18 U.S.C. 1001 and
    15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                               PAGE 2 OF 2